News

400 Somerset St., New Brunswick, NJ 08901
732.342.7600

MAGYAR BANCORP, INC. ANNOUNCES FOURTH QUARTER AND YEAR END FINANCIAL RESULTS

New Brunswick, New Jersey, November 15, 2010 – Magyar Bancorp (NASDAQ: MGYR) (“Company”), parent company of Magyar Bank, reported today the results of its operations for the three months and year ended September 30, 2010.

The Company reported net income of $107,000 for the three months ended September 30, 2010, compared to net income of $101,000 for the three months ended September 30, 2009.  The Company reported net income for the year ended September 30, 2010 of $3.9 million, compared to a net loss of $6.1 million for the year ended September 30, 2009.

Basic and diluted earnings per share were $0.02 and $0.68 for the three and twelve months ended September 30, 2010, compared with basic and diluted earnings (losses) per share for the three months and twelve months ended September 30, 2009 of $0.02 and ($1.06), respectively.

“We are very pleased to report positive fourth quarter results, and a return to profitability for the fiscal year,” stated John Fitzgerald, President and Chief Executive Officer.  “Our fourth quarter produced a fifth consecutive quarter of positive earnings, and concluded a very positive fiscal year 2010 for Magyar. Despite the low interest rate environment, we increased our net interest margin 38 basis points for the year by successfully increasing our core deposit base and reducing higher cost time deposits. In addition, we made excellent progress in reducing our construction loan portfolio by $36.1 million, or 39%, from 2009.”

Mr. Fitzgerald added, “During the fourth quarter, we sold a catering facility held as other real estate owned valued at $2.2 million. This sale confirms that our strategy of accepting deeds-in-lieu allows us to address our credit issues in a more efficient and timely manner. Our level of non-performing assets decreased during the quarter, and while we expect this level to remain higher than normal in fiscal year 2011, we continue to see strong interest in properties held by the Bank and have several properties under contract which we anticipate will close in the coming quarters. We expect the positive trends in the resolution of these properties to continue as we head into fiscal year 2011. In addition, Magyar Bank continues to strengthen its capital ratios during this difficult economic period. The Bank’s leverage ratio as of September 30, 2010 increased to 7.80%, while our total risk based capital ratio increased to 12.59%.”

Results of Operations

Net income increased $6,000 during the three-month period ended September 30, 2010 compared with the three-month period ended September 30, 2009 while net income increased $10.1 million during the year ended September 30, 2010 compared with the year ended September 30, 2009. The increase between the three month periods was primarily due to lower non-interest expense, offset by higher provisions for loan loss and lower gains from the sales of investment securities. The net interest and dividend income was unchanged at $3.8 million between the quarterly periods in comparison. The increase between the twelve month periods was attributable to a $1.7 million increase in net interest and dividend income, a $5.5 million decrease in provisions for loan losses and a $3.7 million income tax benefit recorded during the current year period.

The Company’s net interest margin increased by 26 basis points to 3.21% for the quarter ended September 30, 2010 compared to 2.95% for the quarter ended September 30, 2009. For the year ended September 30, 2010, the net interest margin increased by 38 basis points to 3.20% compared to 2.82% for the year ended September 30, 2009. The increase in the net interest margin between periods was attributable to higher volumes of core deposits which lead to lower interest expense on deposits.

Net interest and dividend income increased $8,000, or 0.2%, to $3.8 million during the quarter ended September 30, 2010. Net interest and dividend income increased $1.7 million, or 11.8%, to $15.8 million during the year ended September 30, 2010 from $14.1 million during the year ended September 30, 2009.

Interest and dividend income decreased $592,000, or 9.0%, to $6.0 million for the three months ended September 30, 2010 from $6.5 million for the three months ended September 30, 2009. The decrease was attributable to lower yields on interest-bearing assets, which decreased 7 basis points to 5.01%, and lower balances of such assets, which decreased $40.5 million, or 7.9%, for the three months ended September 30, 2010. Meanwhile, interest expense decreased $600,000, or 21.9%, to $2.1 million for the three months ended September 30, 2010 from $2.7 million for the three months ended September 30, 2009. The average balance of interest-bearing liabilities decreased $26.2 million between the two periods while the cost of such liabilities fell 40 basis points to 1.89% for the quarter ended September 30, 2010.

Interest and dividend income decreased $1.2 million, or 4.6%, to $25.1 million for the year ended September 30, 2010 from $26.3 million for the year ended September 30, 2009. The decrease was attributable to lower yields on interest-bearing assets, which decreased 16 basis points to 5.08%, and lower balances of such assets, which decreased $7.9 million, or 1.6%, for the year ended September 30, 2010. Meanwhile, interest expense decreased $2.9 million, or 23.6%, to $9.3 million for the year ended September 30, 2010 from $12.2 million for the year ended September 30, 2009. The average balance of interest-bearing liabilities decreased $4.2 million between the two periods while the cost on such liabilities fell 60 basis points to 2.00% for the year ended September 30, 2010.

The provision for loan losses was $1.1 million for the three months ended September 30, 2010 compared to $621,000 for the three months ended September 30, 2009. Net charge-offs were $1.5 million for the three months ended September 30, 2010 compared to $2.4 million for the three months ended September 30, 2009. The provision for loan losses was $2.7 million for the year ended September 30, 2010 compared to $8.2 million for the year ended September 30, 2009. There were net charge-offs of $3.8 million for the year ended September 30, 2010 compared to net charge-offs of $6.9 million for the year ended September 30, 2009.

The level of loan charge-offs decreased from the prior year but remained high during the current year as a result of the continued depreciation of real estate collateral securing commercial and construction loans due to the ongoing economic environment. During the three months ended September 30, 2010, the Bank reduced the carrying balance on four loans totaling $6.2 million by $1.5 million to the appraised fair value of collateral, net of estimated disposition costs, securing the loans. During the year ended September 30, 2010, the Bank charged-off $3.8 million from its allowance from loan loss, recovered $3,000 from prior period charge-offs, and added $2.7 million in provisions for loan loss.

Non-interest income decreased $358,000, or 46.7%, to $409,000 during the three months ended September 30, 2010 compared to $767,000 for the three months ended September 30, 2009. The decrease in non-interest income was primarily attributable to lower net gains on the sales of assets, which were $61,000 for the three months ended September 30, 2010 compared with $372,000 for the three months ended September 30, 2009. Non-interest income decreased $789,000, or 25.6%, to $2.3 million during the year ended September 30, 2010 compared to $3.1 million for the year ended September 30, 2009. The decrease in non-interest income for the year was also attributable to lower gains on the sales of assets, which were $829,000 for the twelve months ended September 30, 2010 compared with $1.7 million for the twelve months ended September 30, 2009.

Non-interest expense decreased $847,000, or 22.0% to $3.0 million during the three months ended September 30, 2010 from $3.9 million during the three months ended September 30, 2009. The decline was attributable to a $961,000 decrease in compensation and benefit expenses, which was primarily attributable to the reversal of a severance accrual recorded in December 2009, partially offset by a $101,000 increase in FDIC insurance premiums. The FDIC has increased its insurance premiums for all insured institutions in the wake of the economic recession and the impact of increasing bank failures on the Deposit Insurance Fund. In addition, occupancy expenses increased $86,000, or 13.6%, due to the opening of the Bank’s sixth branch office in Bridgewater, New Jersey on June 28, 2010.

Non-interest expense increased $92,000, or 0.6%, to $15.2 million for the year ended September 30, 2010 compared to $15.1 million for the year ended September 30, 2009. Increases in professional services of $266,000, FDIC insurance premiums of $200,000, and other expenses of $138,000 were partially offset by a decrease in compensation and benefit expenses of $582,000. The decrease in compensation and benefit expense was the result of reductions in the number of Bank staff, benefits, such as 401(k) matches and Employee Stock Ownership Plan contributions, incentive expenses, and conference and convention expenses.

The Company recorded a tax expense (benefit) of $28,000 and ($3.7 million) and for the three and twelve months ended September 30, 2010, respectively, compared with tax expense of $2,000 and $55,000 for the three and twelve months ended September 30, 2009. The current period benefit resulted primarily from a partial reduction in the valuation allowance previously recorded against its deferred tax asset.

Balance Sheet Comparison

Total assets decreased $5.5 million, or 1.0%, to $537.9 million during the three months ended September 30, 2010. The quarterly decrease was attributable to a $7.4 million reduction in net loans receivable and a $2.2 million reduction in investment securities. These reductions resulted in higher levels of cash, which increased $5.9 million to $21.1 million at September 30, 2010. Total assets decreased $27.3 million, or 4.8%, during the twelve months ended September 30, 2010. The decrease was primarily attributable to a $35.1 million reduction in net loans receivable to $403.9 million and a $15.4 million reduction in investment securities to $58.7 million.

Total loans receivable at September 30, 2010 were comprised of $165.5 million (40.5%) in 1-4 family residential mortgage loans, $116.2 million (28.5%) in commercial real estate loans, $57.1 million (14.0%) in construction loans, $33.7 million (8.2%) in commercial business loans, and $36.1 million (8.8%) in home equity lines of credit and other loans. Total loans receivable at September 30, 2009 were comprised of $172.4 million (38.7%) in 1-4 family residential mortgage loans, $105.8 million (23.8%) in commercial real estate loans, $93.2 million (21.0%) in construction loans, $37.4 million (8.4%) in commercial business loans, and $36.0 million (8.1%) in home equity lines of credit and other loans.

During the quarter total non-performing loans decreased $1.2 million to $31.0 million at September 30, 2010 from $32.2 million at June 30, 2010. Included in total non-performing loans were $27.4 million in non-accrual loans and $3.6 million of troubled debt restructurings compared to $24.8 million non-accrual loans and $7.4 million troubled debt restructurings at June 30, 2010. The troubled debt restructurings were modifications of delinquent loans where the Company has given a concession, such as a below-market interest rate or partial capitalization of interest due, to the borrower in order to resume a scheduled repayment from the borrower. The restructured payments of the $3.6 million in troubled debt restructurings were current at September 30, 2010.

The increase in non-accrual loans during the quarter was the result of the addition of eight loans totaling $4.8 million, offset by charge-offs and the transfer of an $896,000 construction loan to other real estate owned. Of the eight loans added, five commercial real estate loans totaling $3.8 million were to one borrower that was reported as a troubled debt restructuring at June 30, 2010. The borrower failed to make the required payments under the restructuring and the loan was designated non-accrual at September 30, 2010, although payments continued to be received at that date. The remainder of the quarterly increase was due to two construction loans totaling $817,000 and one residential mortgage loan totaling $185,000 that were delinquent by more than three months.

Total non-performing loans decreased by $2.5 million to $31.0 million at September 30, 2010 from $33.5 million at September 30, 2009. This decrease was the result of commercial and construction loans that have been transferred to other real estate owned through foreclosure or deeds-in-lieu of foreclosure. At September 30, 2010, non-performing loans consisted of fourteen construction loans totaling $14.0 million, ten commercial real estate loans totaling $11.1 million, ten loans secured by 1-4 family residential mortgage properties totaling $4.4 million, and six commercial business loans totaling $1.5 million. The ratio of non-performing loans to total loans was 7.59% at September 30, 2010 compared to 7.63% at September 30, 2009.

The Company has not and does not intend to originate or purchase sub-prime loans or option-ARM loans.

The allowance for loan losses decreased by $396,000 and $1.0 million during the three months and twelve months ended September 30, 2010 to $4.8 million. The decrease during the quarter ended September 30, 2010 was primarily attributable to net charge-offs totaling $1.5 million, partially offset by provisions for loan loss of $1.1 million. The decrease in the allowance for loan losses during the year ended September 30, 2010 was primarily attributable to contraction in the loan portfolio, specifically in construction loans, which decreased $36.1 million, or 38.7%, during the year. Also contributing were lower loan net charge-offs, which decreased $3.1 million, or 45.4%, from the prior year.

The allowance for loan loss does not include a specific reserve for non-performing loans as all such loans are reported at fair value, based upon updated independent appraisals of collateral or the discounted value of expected loan repayments. Valuations of such loans are performed at least annually with charge-offs recorded wherever a shortfall occurs. The allowance for loan losses as a percentage of non-performing loans was 15.4% at September 30, 2010 compared with 17.1% at September 30, 2009. At September 30, 2010 our allowance for loan losses as a percentage of total loans was 1.17% compared with 1.31% at September 30, 2009. Future increases in the allowance for loan losses may be necessary based on possible future increases in non-performing loans and charge-offs, possible additional deterioration of collateral values, and the possible continuation or deterioration of the current adverse economic environment.

At September 30, 2010, investment securities were $58.7 million, reflecting a decrease of $2.2 million, or 3.7%, from June 30, 2010 and a decrease of $15.4 million, or 20.8%, from September 30, 2009. Investment securities at September 30, 2010 consisted of $49.1 million in mortgage-backed securities issued by U.S. government agencies and U.S. government-sponsored enterprises, $5.5 million in U.S. government-sponsored enterprise debt securities, $4.0 million in “private-label” mortgage-backed securities, and $97,000 in state municipal bonds. There were no other-than-temporary-impairment charges for the Company’s investment securities for the year ended September 30, 2010.

Other real estate owned decreased $1.0 million to $12.7 million during the quarter ended September 30, 2010. The decrease was due to the sale of a catering facility held in the amount of $2.2 million, which resulted in a loss of $96,000, partially offset by the addition of real estate collateral acquired through a deed-in-lieu of foreclosure previously securing an $896,000 construction loan. The loan was written down from a balance of $1.3 million and secured by 11 residential real estate lots, two of which had partially completed homes. The Company is completing two substantially completed condominium projects that accounted for a $318,000 increase in other real estate owned during the quarter.

Year-to-date, other real estate owned increased $7.1 million. The Company was able to successfully dispose of four properties totaling $3.5 million at September 30, 2009 for a net profit of $61,000 and the Company was able to get the title for 26 other properties totaling $10.6 million which will help to facilitate the sales process. Other real estate owned at September 30, 2010 consisted of five residential properties, two substantially completed condominium projects, four partially completed residential properties, and eighteen real estate lots approved for residential homes. The Bank is determining the proper course of action for its other real estate owned, which may include holding the properties until the real estate market improves, selling the properties to a developer and completing partially completed homes for either rental or sale. At September 30, 2010, the Company had contracts of sale or was negotiating contracts of sale on five properties with carrying values totaling $6.9 million. The Company does not anticipate any additional losses on the sales on which it entered into contracts of sale.

Total deposits declined $155,000 and $20.6 million, respectively, during the three and twelve months ended September 30, 2010 to $427.9 million. The contraction in deposits during the twelve months ended September 30, 2010 occurred in certificates of deposit (including individual retirement accounts), which decreased $32.4 million, or 14.7%. Partially offsetting the decrease were a $4.1 million, or 4.8%, increase in checking accounts, a $4.0 million, or 6.9%, increase in savings accounts, and a $3.7 million, or 4.4%, increase in money market accounts. Deposits accounted for 79.5% of assets and 106.0% of net loans at September 30, 2010.

At September 30, 2010, the Company held $2.9 million in Certificate of Deposit Account Registry Service (CDARS) Reciprocal certificates of deposit and $14.7 million in brokered certificates of deposit.  At September 30, 2009, the Company held $12.0 million in CDARS Reciprocal certificates of deposit and $15.9 million in brokered certificates of deposit.

Federal Home Loan Bank of New York advances decreased $3.6 million and $9.4 million during the three and twelve months ended September 30, 2010, respectively, to $45.8 million, or 8.5% of assets.

The Company did not repurchase any of its outstanding shares during the three or twelve months ended September 30, 2010. The Company has repurchased 66,970 shares pursuant to the second stock repurchase plan through September 30, 2010, reducing outstanding shares to 5,783,131.

The Company’s book value per share increased to $7.64 at September 30, 2010 from $6.94 at September 30, 2009. The increase was the result of the Company’s results from operations.

About Magyar Bancorp
Magyar Bancorp is the parent company of Magyar Bank, a community bank headquartered in New Brunswick, New Jersey. Magyar Bank has been serving families and businesses in Central New Jersey since 1922 with a complete line of financial products and services.  Today, Magyar operates six branch locations in New Brunswick (2), North Brunswick, South Brunswick, Branchburg and Bridgewater. Please visit us online at www.magbank.com.

Forward Looking Statements
This press release contains statements about future events that constitute forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward- looking terminology, such as “may,” “will,” “believe,” “expect,” or similar terms or variations on those terms, or the negative of those terms.  Forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, those risks previously disclosed in the Company’s filings with the SEC, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services, and with respect to the loans extended by the Bank and real estate owned, the following: risks related to the economic environment in the market areas in which the Bank operates, particularly with respect to the real estate market in New Jersey; the risk that the value of the real estate securing these loans may decline in value; and the risk that significant expense may be incurred by the Company in connection with the resolution of these loans. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact: John Reissner, 732.214.2083

MAGYAR BANCORP, INC. AND SUBSIDIARY
Selected Financial Data
(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Income Statement Data:
Interest and dividend income	$5,956	$6,548	$25,125	$26,338
Interest expense	2,140	2,740	9,311	12,188
Net interest and dividend income	3,816	3,808	15,814	14,150
Provision for loan losses	1,086	621	2,729	8,212
Net interest and dividend income after
provision for loan losses	2,730	3,187	13,085	5,938
Non-interest income	409	767	2,290	3,079
Non-interest expense	3,004	3,851	15,174	15,082
Income (loss) before income tax expense	135	103	201	(6,065)
Income tax expense (benefit)	28	2	(3,741)	55
Net income (loss)	$107	$101	$3,942	$(6,120)

Per Share Data:
Basic earnings (losses) per share	$0.02	$0.02	$0.68	$(1.06)
Diluted earnings (losses) per share	$0.02	$0.02	$0.68	$(1.06)
Book value per share, at period end	$7.64	$6.94	$7.64	$6.94

Selected Ratios (annualized):
Return on average assets	0.08%	0.07%	0.72%	-1.12%
Return on average equity	0.97%	0.98%	9.36%	-15.27%
Net interest margin	3.21%	2.95%	3.20%	2.82%

	At
	September 30,	June 30,	September 30,
	2010	2010	2009
Balance Sheet Data:
Assets	$537,949	$543,454	$565,207
Loans receivable	408,652	416,460	444,804
Allowance for loan losses	4,766	5,162	5,807
Investment securities - available for sale, at fair value	14,187	11,832	18,083
Investment securities - held to maturity, at cost	44,479	49,080	55,951
Deposits	427,932	428,087	448,517
Borrowings	60,769	64,369	70,127
Shareholders' Equity	44,177	43,962	40,027

Asset Quality Data:
Non-accrual loans	$27,417	$24,839	$33,484
Troubled debt restructured loans	3,610	7,367	458
Total non-performing loans	31,027	32,206	33,942
REO property	12,655	13,657	5,562
Allowance for loan losses to non-performing loans	15.36%	16.03%	17.11%
Allowance for loan losses to total loans receivable	1.17%	1.24%	1.31%
Non-performing loans to total loans receivable	7.59%	7.73%	7.63%
Non-performing assets to total assets	8.12%	8.44%	6.99%
Non-performing assets to total equity	98.88%	104.33%	98.69%

Capital Ratios:1
Leverage ratio	7.80%	7.57%	7.20%
Total risk-based capital ratio	12.59%	12.02%	10.97%

1 Capital ratios are reported for Magyar Bank